Exhibit 4.3

AMENDMENT TO

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

OF SEATTLE GENETICS, INC.

This Amendment (the “Amendment”) to the Amended and Restated Investors’ Rights Agreement dated as of December 22, 1999, as amended to date (the “Existing Rights Agreement”), is entered into as of July 8, 2003 by and among Seattle Genetics, Inc., a Delaware corporation (the “Company”), and the undersigned Investors and Founders holding at least a majority of the Registrable Securities under the Existing Rights Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Existing Rights Agreement.

RECITALS

A. The Company and the undersigned Investors and Founders are parties to the Existing Rights Agreement.

B. The Existing Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities thereunder. The undersigned Investors and Founders hold at least the requisite number of Registrable Securities to amend the Existing Rights Agreement pursuant to the terms thereof.

C. The Company and the undersigned Investors and Founders have agreed to amend the Existing Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Amendment of Underwriting Requirements Section. Section 1.8 of the Existing Rights Agreement is hereby amended to read in its entirety as follows:

“1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the aggregate amount of securities of the selling Holders and the holders of Registrable Shares (as defined in the Investor Rights Agreement dated as of the closing of the Company’s Series A convertible preferred stock financing (the “New Rights Agreement”)) included in the offering be reduced below fifty percent (50%) of the total amount of securities included in such offering, (ii) any securities held by a Founder be included if any securities held by any selling Holder are excluded or (iii) shares of any other selling shareholder, other than a holder of Registrable Shares, be included in such registration which would reduce the number of shares which may be included by Holders, without the prior written consent of Holders of not less than 66-2/3% of the Registrable Securities proposed to be sold in the offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence. For purposes of determining the apportionment of shares to be registered pursuant to Section 1.3 of this Agreement, such apportionment shall be made in accordance with Section 4.2 of the New Rights Agreement.”

2. Conflicts with New Rights Agreement. In the event that any term or provision of the Existing Rights Agreement, as amended by this Amendment, shall conflict in any manner with a term or provision of the New Rights Agreement, such term or provision of the New Rights Agreement shall control.

3. Acknowledgement Regarding Inapplicable Provisions. The parties hereto acknowledge that the following provisions of the Existing Rights Agreement are no longer applicable due to the completion by the Company of a Qualified IPO on March 9, 2001: Section 2.1 (Delivery of Financial Statements), Section 2.2 (Inspection), Section 2.3 (Right of First Offer) and Section 2.4 (Board Observation Right).

4. No Other Amendments. Except as expressly amended as set forth above or as it conflicts with the New Rights Agreement as described in Section 2 above, the Existing Rights Agreement shall remain in full force and effect in accordance with its terms.

5. Counterparts. This Amendment may be executed by facsimile and may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Clay B. Siegall
President & Chief Executive Officer

Address: 21823 30th Drive S.E.
Bothell, WA 98021

Fax Number: (425) 527-4109

FOUNDERS:

/s/ Clay B. Siegall
Clay B. Siegall

/s/ H. Perry Fell
H. Perry Fell

INVESTOR:

/s/ Karl Erik Hellstrom
Karl Erik Hellstrom

/s/ Ingegard Hellstrom
Ingegard Hellstrom, M.D.

INVESTOR:

BAVP, L.P.

By:	/s/ Louis C. Bock
Name:	Louis C. Bock
Title:	Managing Member

INVESTOR:

/s/ Michael Powell
Michael Powell
Managing Director
Sofinnova Ventures, Inc.

INVESTOR:

Cascade Investment, L.L.C.

By:	/s/ Michael Larson
Name:	Michael Larson
Title:	Business Manager

INVESTOR:

VULCAN VENTURES, INC.

By:	/s/ William D. Savoy
Name: William D. Savoy
Title: Vice President

INVESTOR:

Genencor International, Inc.

By:	/s/ Mark A. Goldsmith
Name:	Mark A. Goldsmith
Title:	Senior Vice President, Healthcare